UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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COHU, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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COHU
12367 Crosthwaite Circle
Poway, California 92064-6817

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 13, 2008

TO OUR STOCKHOLDERS:
     The Annual Meeting of Stockholders of Cohu, Inc. (“Cohu”) will be held at the Cohu corporate offices, located at 12367 Crosthwaite Circle, Poway, California 92064-6817 on Tuesday, May 13, 2008, at 2:00 p.m. Pacific Time, for the following purposes:
1.	To elect two directors, each for a term of three years.

2.	To ratify the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for 2008.

3.	To act upon such other matters as may properly come before the Meeting or any adjournment thereof.
     Only stockholders of record of Cohu as of the close of business on March 18, 2008 will be entitled to vote at the meeting.
     Since the holders of a majority of the outstanding shares of voting stock of Cohu entitled to vote at the meeting must be represented to constitute a quorum, all stockholders are urged either to attend the meeting in person or to vote by proxy.
     A complete list of the stockholders of record entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder, will be available at Cohu’s corporate offices, for the examination of any stockholder during normal business hours for a period of ten days immediately prior to the meeting.
     Please sign, date and return the enclosed proxy in the envelope enclosed for your convenience. Alternatively, stockholders may vote by telephone or electronically via the internet. Please refer to the instructions included with the proxy for additional details. If you attend the meeting you may revoke your proxy and vote in person. You may also revoke your proxy by delivering a written notice to the Secretary of Cohu, or by submitting another duly signed proxy bearing a later date.

By Order of the Board of Directors,

Thomas L. Green
Secretary
Poway, California
April 7, 2008

YOUR VOTE IS IMPORTANT
     IN ORDER TO INSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE OR VOTE BY TELEPHONE OR VIA THE INTERNET.

Cohu, Inc.
12367 Crosthwaite Circle
Poway, California 92064-6817

PROXY STATEMENT

GENERAL INFORMATION
     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Cohu, Inc., a Delaware corporation (“Cohu” or the “Company”), of your proxy for use at the Annual Meeting of Stockholders to be held on Tuesday, May 13, 2008, at 2:00 p.m. Pacific Time at the Cohu corporate offices, located at 12367 Crosthwaite Circle, Poway, California 92064-6817 (the “Meeting”). This proxy statement, the accompanying proxy card and the Cohu 2007 Annual Report are being mailed to all stockholders on or about April 7, 2008.
     On March 18, 2008, the record date fixed by our Board of Directors (hereinafter sometimes referred to as the “Board”), Cohu had outstanding 23,055,664 shares of Common Stock. Only stockholders of record as of the close of business on March 18, 2008 will be entitled to vote at the Meeting and any adjournment thereof.
Voting Procedures
     As a stockholder of Cohu, you have a right to vote on certain business matters affecting Cohu. The proposals that will be presented at the Meeting, and upon which you are being asked to vote, are discussed under “Proposal No. 1” and “Proposal No. 2”. Each share of Cohu’s Common Stock you own entitles you to one vote for each proposal. For the election of directors, stockholders may cumulate their votes as described below.
Methods of Voting
     You may vote by mail, by telephone, over the Internet or in person at the Meeting. Your shares will be voted in accordance with the instructions you indicate. If you do not indicate your voting instructions, your shares will be voted FOR the two named nominees for directors, FOR the ratification of the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for 2008, and in the discretion of the proxies (as defined below) as to other matters that may properly come before the Meeting.
     Voting by Mail. By signing and returning the proxy card in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card (known as “proxies”) to vote your shares at the Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Meeting. In this way, your shares will be voted if you are unable to attend the Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.
     Voting by Telephone. To vote by telephone, please follow the instructions included on your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.
     Voting over the Internet. To vote over the Internet, please follow the instructions included on your proxy card. If you vote over the Internet, you do not need to complete and mail your proxy card.
     Voting in Person at the Meeting. If you plan to attend the Meeting and vote in person, we will provide you with a ballot at the Meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. If you wish to vote such shares at the Meeting, you will need to bring with you to the Meeting a legal proxy from your broker or other nominee authorizing you to vote such shares.
Revoking Your Proxy
     You may revoke your proxy at any time before it is voted at the Meeting. In order to do this, you must:
•	enter a new vote over the Internet, by telephone or by signing and returning another proxy card bearing a later date;

•	provide written notice of the revocation to Cohu’s Secretary; or

•	attend the Meeting and vote in person.

Quorum Requirement
     A quorum, which is a majority of the outstanding shares entitled to vote as of the record date, March 18, 2008, must be present in order to hold the Meeting and to conduct business. Shares are counted as being present at the Meeting if you appear in person at the Meeting or if you vote your shares over the Internet, by telephone or by submitting a properly executed proxy card. If any broker non-votes (as described below) are present at the Meeting, they will be counted as present for the purpose of determining a quorum.
Votes Required for the Proposals
     For Proposal No. 1, the two nominees receiving the highest number of votes, in person or by proxy, will be elected as directors. You may vote “for” the nominees for election as directors or you may “withhold” your vote with respect to one or both nominees. In the election of directors, stockholders may, as provided for in the Cohu Amended and Restated Certificate of Incorporation, cumulate their votes, giving one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder’s shares are normally entitled, or distribute the stockholder’s votes on the same principle among as many candidates as the stockholder thinks fit. A stockholder may not cumulate his or her votes for a candidate unless a stockholder has given notice at the Meeting (whether by proxy or in person) prior to the voting, of his or her intention to cumulate his or her votes. If any stockholder gives such notice, all stockholders may then cumulate their votes. Management of Cohu is hereby soliciting discretionary authority to cumulate votes represented by proxies if cumulative voting is invoked.
     For Proposal No. 2, the affirmative vote of a majority of Cohu common shares, cast at the Meeting, in person or by proxy, is required for the ratification of the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for 2008.
     If you return a proxy card that withholds your vote from the election of all directors, your shares will be counted as present for the purpose of determining a quorum, but will not be counted in the vote on that proposal.
Broker Non-Votes
     If your shares are held in the name of a broker and you do not return a proxy card, brokerage firms have authority to vote your non-voted shares (known as “broker non-votes”) on certain routine matters. Consequently, if you do not give a proxy to vote your shares, your brokerage firm may either leave your shares unvoted or vote your shares on these routine matters. To the extent your brokerage firm votes shares on your behalf on these proposals, your shares will be included in the determination of whether a quorum is present at the Meeting, as well as Proposals No. 1 and No. 2, which are considered routine matters.
Abstentions
     If you abstain from voting “for” or “against” a proposal, your abstention will, nevertheless, be included in determining whether or not a quorum is present.
Voting Confidentiality
     Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. Such information will not be disclosed except as required by law.
Voting Results
     Final voting results will be announced at the Meeting and will be posted shortly after the Meeting on our website at www.cohu.com. Voting results will also be published in Cohu’s Quarterly Report on Form 10-Q for the second quarter of 2008, as filed with the Securities and Exchange Commission. After the report is filed, you may obtain a copy by:
•	visiting our website at www.cohu.com;

•	contacting our Investor Relations department at 858-848-8100; or

•	viewing our Form 10-Q for the second quarter of 2008 on the SEC’s website at www.sec.gov.
Proxy Solicitation Costs
     Cohu will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Cohu’s officers, directors and regular employees will not receive additional compensation for such proxy solicitation services. Cohu has not engaged an outside solicitor in connection with this proxy solicitation. We will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to you.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
     The Cohu Amended and Restated Certificate of Incorporation divides the directors into three classes whose terms expire at successive annual meetings over a period of three years. One class of directors is elected for a term of three years at each annual meeting with the remaining directors continuing in office. At the Meeting, two Class 1 directors are to be elected for a term expiring in 2011. The shares represented by proxies in the accompanying form will be voted by the proxy holders for the election of the two nominees named below. In the event the election of directors is to be by cumulative voting, the proxy holders will vote the shares represented by proxies in such proportions as the proxy holders see fit. Should the nominees decline or become unable to accept nomination or election, which is not anticipated, the proxies will be voted for such substitute nominee as may be designated by a majority of the Board of Directors. There is no family relationship between the nominees, other directors or any of Cohu’s named executive officers. The Board of Directors recommends a vote in favor of the two nominees named below.
Nominees Whose Terms Expire in 2011 (if elected) — Class 1

			Director
Name	Age	Principal Occupation	Since
Robert L. Ciardella	55	Founder and retired President of Asymtek (a subsidiary of Nordson Corporation) from 1983 until July, 2006. Asymtek designs, develops, manufactures and sells semiconductor and circuit board assembly equipment.	2003

Charles A. Schwan	68	Chairman of the Board; Retired Chief Executive Officer of Cohu since June, 2000; Chairman and Chief Executive Officer of Cohu from July, 1999 to June, 2000; President and Chief Executive Officer of Cohu from March, 1996 to July, 1999; Executive Vice President and Chief Operating Officer of Cohu from September, 1995 to March, 1996; Vice President, Finance of Cohu from 1983 until September, 1995.	1990
INFORMATION CONCERNING OTHER DIRECTORS
Directors Whose Terms Expire in 2009 — Class 2

			Director
Name	Age	Principal Occupation	Since
Harry L. Casari	71	Retired Partner, Ernst & Young LLP. Mr. Casari is also a director of Meade Instruments Corp., Orange 21 Inc., Catcher Holdings, Inc. and RedEnvelope, Inc.	1995

Harold Harrigian	73	Retired Partner and Director of Corporate Finance, Crowell, Weedon & Co., a provider of financial services. Mr. Harrigian is also a former partner, Arthur Young & Company (predecessor of Ernst & Young LLP).	1998
Director Whose Term Expires in 2010 — Class 3

			Director
Name	Age	Principal Occupation	Since
James A. Donahue	59	President and Chief Executive Officer of Cohu since June, 2000; President and Chief Operating Officer of Cohu from October, 1999 to June, 2000; President of Delta Design, Inc., a wholly owned subsidiary of Cohu, since May, 1983. Mr. Donahue is also a director of Standard Microsystems Corporation.	1999

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee of the Board has appointed Ernst & Young LLP as Cohu’s independent registered public accounting firm for the fiscal year ending December 27, 2008. Ernst & Young LLP served as Cohu’s independent registered public accounting firm for the fiscal year ended December 29, 2007 and also provided certain tax and other audit-related services. See “Principal Accounting Fees and Services” on page 12. Representatives of Ernst & Young LLP are expected to attend the Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.
     Our Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for the fiscal year ending December 27, 2008. If the appointment is not ratified, the Board will consider whether it should select another independent registered public accounting firm.
Required Vote and Board of Directors Recommendation
     The affirmative vote of a majority of shares present, in person or by proxy at the Meeting (provided a quorum is present) is required to approve the ratification of the appointment of Ernst & Young LLP.
     The Board of Directors recommends that the stockholders approve the ratification of the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for the fiscal year ending December 27, 2008.
BOARD OF DIRECTORS AND COMMITTEES
Director Independence
     Cohu has adopted standards for director independence pursuant to Nasdaq listing standards and Securities and Exchange Commission (“SEC”) rules. An “independent director” means a person other than an officer or employee of Cohu or its subsidiaries, or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To be considered independent, the Board must affirmatively determine that neither the director nor an immediate family member of the director has had any direct or indirect material relationship with Cohu within the last three years.
     The Board has considered relationships, transactions and/or arrangements with each of the directors, and has concluded that none of the non-employee directors has any relationships with Cohu that would impair his independence. The Board has determined that each member of the Board, other than Mr. Donahue, is an independent director under applicable Nasdaq listing standards and SEC rules. Mr. Donahue is an employee of Cohu and, as such, he did not meet the independence standards. In addition, the Board has also determined that:
•	all directors who serve on the Audit, Compensation and Nominating and Governance Committees are independent under applicable Nasdaq listing standards, Internal Revenue Code requirements and SEC rules, and

•	all members of the Audit Committee meet the additional independence requirement that they do not directly or indirectly receive compensation from Cohu other than their compensation as directors.

Board Structure and Committee Composition
     As of the date of this proxy statement, our Board has five directors and the following three committees: (1) Audit, (2) Compensation and (3) Nominating and Governance. The membership during 2007 and the function of each of the committees are described below. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available on Cohu’s website at www.cohu.com/investors/corporategovernance. During 2007, the Board held twelve meetings. Each director attended at least 75% of all Board and applicable Committee meetings. Directors are encouraged to attend annual meetings of Cohu stockholders. All five directors attended the last annual meeting of stockholders held on May 8, 2007.

Nominating and
Name of Director	Audit		Compensation		Governance
Independent Directors:
Harry L. Casari (1)	X		X	*	X
Robert L. Ciardella	X		X		X *
Harold Harrigian (1)	X	*	X		X
Charles A. Schwan

Other Director:
James A. Donahue

Number of Meetings in 2007	7		8		3

X	=	Committee member; * = Chair

(1)		Audit Committee financial expert as defined by SEC Rules.
Audit Committee
     Cohu has a separately designated standing Audit Committee established in accordance with Section 3(a)(58) of the Securities Exchange Act of 1934, as amended. The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of Cohu’s financial statements, Cohu’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, risk assessment and risk management. Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews the Audit Committee charter and the Committee’s performance; appoints, evaluates and approves the fees of Cohu’s independent registered public accounting firm; reviews and approves the scope of the annual audit, the audit fee and the financial statements; reviews Cohu’s disclosure controls and procedures, internal controls, including such controls over financial reporting, information security policies and corporate policies with respect to financial information and earnings guidance; oversees investigations into complaints concerning financial matters; and reviews other risks that may have a significant impact on Cohu’s financial statements. The Audit Committee works closely with management as well as Cohu’s independent registered public accounting firm. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from Cohu for, outside legal, accounting or other advisors as the Audit Committee deems necessary in order to carry out its duties.
     The report of the Audit Committee is included herein on page 11 and the charter of the Audit Committee is available at www.cohu.com/investors/corporategovernance.
Compensation Committee
     The Compensation Committee discharges the Board’s responsibilities relating to compensation of Cohu’s executives and directors and, among other things, reviews and discusses the “Compensation Discussion and Analysis” with management, and produces an annual compensation committee report for inclusion in Cohu’s proxy statement; provides general oversight of Cohu’s compensation structure, including Cohu’s equity compensation plans and benefits programs, and retains and approves the terms of the retention of any compensation consultants and other compensation experts. Other specific duties and responsibilities of the Compensation Committee include reviewing and approving objectives relevant to executive officer compensation, evaluating performance and determining the compensation of executive officers in accordance with those objectives; approving employment agreements for executive officers;

approving and amending Cohu’s equity and non-equity incentive compensation and related performance goals and measures and stock-related programs (subject to stockholder approval, if required); approving any changes to non-equity based benefit plans involving a material financial commitment by Cohu; recommending director compensation to the Board; monitoring director and executive stock ownership; and annually evaluating its performance and its charter.
     The report of the Compensation Committee is included herein on page 20. The charter of the Compensation Committee is available at www.cohu.com/investors/corporategovernance.
Nominating and Governance Committee
     The Nominating and Governance Committee identifies individuals qualified to become Board members, consistent with criteria approved by the Board; oversees the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently; identifies best practices; and recommends corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance. Other specific duties and responsibilities of the Nominating and Governance Committee include annual assessment of the size and composition of the Board; developing membership qualifications for Board committees; defining specific criteria for director independence; monitoring compliance with Board and Board committee membership criteria; annually reviewing and recommending directors for continued service; coordinating and assisting management and the Board in recruiting new members to the Board; annually, and together with the Chairman of the Compensation Committee, evaluating the performance of the Chairman of the Board and CEO and presenting the results of the review to the Board and to the Chairman and CEO; reviewing and recommending proposed changes to Cohu’s charter or Bylaws and Board committee charters; periodically assessing and recommending action with respect to stockholder rights plans or other stockholder protections; recommending Board committee assignments; reviewing and approving any employee director standing for election for outside for-profit boards of directors; reviewing governance-related stockholder proposals; recommending Board responses; overseeing the evaluation of the Board and management and conducting a preliminary review of director independence and the financial literacy and expertise of Audit Committee members. The Chair of the Nominating and Governance Committee receives communications directed to non-employee directors.
     The charter of the Nominating and Governance Committee is available at www.cohu.com/investors/corporategovernance.
Stockholder Nominees
     The policy of the Nominating and Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.” Any stockholder nominations proposed for consideration by the Nominating and Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:
Corporate Secretary
Cohu, Inc.
12367 Crosthwaite Circle
Poway, CA 92064-6817
     In addition, the Bylaws of Cohu permit stockholders to nominate directors for consideration at an annual stockholder meeting. For a description of the process for nominating directors in accordance with Cohu’s Bylaws, see “Stockholder Proposals — 2009 Annual Meeting” on page 29.
Director Qualifications
     Cohu’s Corporate Governance Guidelines are available at www.cohu.com/investors/corporategovernance and contain Board membership criteria that apply to nominees recommended by the Nominating and Governance Committee for a position on Cohu’s Board. Under these criteria, members of the Board should have the highest professional and personal ethics and values, consistent with longstanding Cohu values and standards. They should have broad experience at the policy-making level in business, government, education, technology and/or public interest. They should also be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom, based on their experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to responsibly perform all director duties. Each director must represent the interests of all stockholders.
Identifying and Evaluating Nominees for Directors
     Our Nominating and Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Governance Committee, and may be considered at any point during the year. As described above, the Nominating and Governance Committee also considers properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating and Governance Committee at a regularly scheduled meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Governance Committee. The Nominating and Governance Committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.
Executive Sessions
     Executive sessions of independent directors, without management present, are held at least three times a year. The sessions may be scheduled or held on an impromptu basis, and are chaired by the Chair of the Nominating and Governance Committee. Any independent director can request that an additional executive session be initiated or scheduled.
Communications with the Board
     Individuals may communicate with the Board, including the non-employee directors, by submitting an e-mail to Cohu’s Board at corp@cohu.com or by sending a letter to the Cohu Board of Directors, c/o Corporate Secretary, Cohu, Inc., 12367 Crosthwaite Circle, Poway, California 92064-6817.
Compensation of Directors
Cash Compensation
     Directors who are employees of Cohu do not receive any additional compensation for their services as directors. During fiscal 2007, non-employee directors received an annual retainer, and Board committee Chairs and members received annual fees, all paid quarterly, as set forth below.

Annual Retainer:
Chairman of the Board	$60,000
Other Directors	$40,000

Annual Fees for Committee Chairs:
Audit Committee	$16,000
Compensation Committee	$10,000
Nominating and Governance Committee	$8,000

Annual Fees for Committee Members:
Audit Committee	$8,000
Compensation Committee	$5,000
Nominating and Governance Committee	$4,000
     In addition to the retainers and fees noted above, non-employee directors are reimbursed for out-of-town travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings.

Equity Compensation
     Non-employee directors participate in the Cohu, Inc. 2005 Equity Incentive Plan (the “2005 Plan”) that provides for grants of non-qualified stock options or other forms of equity compensation to non-employee directors, as authorized by the Board.
     On August 17, 2006, the Compensation Committee, after examination of market data, and on the recommendation of Compensia, a compensation consulting firm, recommended and the Board approved the following equity compensation for non-employee directors:
Initial appointment to the Board:
     10,000 Stock Options
     3,300 Restricted Stock Units (RSUs)
Annual grants:
     5,000 Stock Options
     2,000 Restricted Stock Units (RSUs)
     Each RSU represents a contingent right to receive one share of Cohu Common Stock upon vesting. The exercise price for all options granted to non-employee directors is 100% of the fair market value of the shares on the grant date. Assuming continued service on the Board, the stock options and RSUs granted to non-employee directors upon their initial appointment to the Board will vest and become exercisable or shares are issued, as the case may be, in three equal annual installments beginning one year after the date of grant. The annual option and RSU awards vest and become exercisable or shares are issued, as applicable, upon the one-year anniversary of the award. Exercisability of some or all options or RSUs may be accelerated upon a change in control, as defined. The options expire no later than ten years after the date of grant.
     On August 17, 2007, stock options to purchase 5,000 shares of Cohu Common Stock and 2,000 RSUs were awarded to each of Messrs. Barnes, Casari, Ciardella, Harrigian and Schwan. The stock options vest and become exercisable one-year after the grant date, have an exercise price of $20.73 per share, the fair market value of Cohu Common Stock on the date of grant, and expire ten years from the grant date. Cohu will issue to each recipient, assuming continued service as a director, 2,000 shares of Cohu Common Stock after the one-year RSU vesting period.
Medical Benefits
     Cohu directors who are retired officers of Cohu and certain other retired Cohu officers and their spouses receive medical benefits consisting of reimbursement of health insurance premiums and other medical costs not covered by insurance. These benefits are not offered to other retired Cohu employees.
2007 DIRECTOR COMPENSATION
     The following table provides information on compensation for Cohu’s non-employee directors for fiscal 2007.

					Change in
					Pension
	Fees			Non-Equity	Value and
	Earned			Incentive	Non-qualified
	or Paid	Stock	Option	Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation
Name	($)	($) (1)	($) (2)	($)	Earnings ($)	($) (3)	Total ($)
James W. Barnes (4)	20,000	—	—	—	—	13,554	33,554
Harry L. Casari	62,000	32,498	41,271	—	—	—	135,769
Robert L. Ciardella	61,000	32,498	71,357	—	—	—	164,855
Harold Harrigian	65,000	32,498	41,271	—	—	—	138,769
Charles A. Schwan	60,000	32,498	34,740	—	—	12,878	140,116

(1)	Amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown above are the compensation costs recognized by Cohu in fiscal 2007 for stock awards issued in the form of restricted stock units as determined under Statement of Financial Accounting Standards No. 123(R) (“FAS 123R”) and include amounts from awards granted in fiscal 2006 and fiscal 2007. The assumptions used to calculate the value of the stock awards and the related compensation expense are set forth in Note 5 of the Notes to Consolidated Financial Statements included in Cohu’s Annual Report on Form 10-K for the year ended December 29, 2007 filed with the Securities and Exchange Commission. As of December 29, 2007 Messrs. Casari, Ciardella, Harrigian and Schwan each had 2,000 RSU’s outstanding.

(2)	Amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown above are the compensation costs recognized by Cohu in fiscal 2007 for option awards, as determined under FAS 123R, and include amounts from awards granted in fiscal 2007 and prior years. The assumptions used to calculate the value of the option awards and the related compensation expense are set forth in Notes 11 and 5 of the Notes to Consolidated Financial Statements included in Cohu’s Annual Report on Form 10-K for the years ended December 31, 2005 and December 29, 2007, respectively, filed with the Securities and Exchange Commission. As of December 29, 2007 Messrs. Casari, Ciardella, Harrigian and Schwan had options to purchase 35,000, 40,000, 45,000 and 10,000 shares of common stock outstanding, respectively.

(3)	Amounts reflect payment of health insurance premiums and reimbursement of other medical costs not covered by health insurance.

(4)	Mr. Barnes’ term as director ended in June 2007, upon his death.
CORPORATE GOVERNANCE
     Cohu has adopted Corporate Governance Guidelines (the “Guidelines”) that outline, among other matters, the role and functions of the Board, the responsibilities of various Board committees, selection of new directors and director independence. The Guidelines are available, along with other important corporate governance materials, on our website at www.cohu.com/investors/corporategovernance. As the operation of the Board is a dynamic process, the Board regularly reviews new or changing legal and regulatory requirements, evolving best practices and other developments, and the Board may modify the Guidelines, as appropriate, from time to time.
CODE OF BUSINESS CONDUCT AND ETHICS
     Cohu has adopted a Code of Business Conduct and Ethics (the “Code”). The Code applies to all of Cohu’s directors and employees including its principal executive officer, principal financial officer and principal accounting officer. The Code, among other things, is designed to promote:
1.	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.	Full, fair, accurate, timely and understandable disclosure in reports and documents that Cohu files with, or submits to, the SEC and in other public communications made by Cohu;

3.	Compliance with applicable governmental laws, rules and regulations;

4.	The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

5.	Accountability for adherence to the Code.
     The Code is available at www.cohu.com/investors/corporategovernance and is included as Exhibit 14 to Cohu’s Annual Report on Form 10-K for the year ended December 29, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information regarding beneficial ownership of Cohu’s Common Stock as of February 19, 2008 or as of December 31, 2007 for certain stockholders by (i) each stockholder who has reported or is known by Cohu to have beneficial ownership of more than 5% of our common stock; (ii) each director of Cohu; (iii) each named executive officer included in the “2007 Summary Compensation Table”; and (iv) all directors and executive officers as a group.

	Beneficially owned	Common stock		Percent
Name and address of beneficial owner	common stock	equivalents (1)	Total	of class (2)
Franklin Resources, Inc. (3)	2,068,100	—	2,068,100	8.97%
One Franklin Parkway, San Mateo, CA 94403

Dimensional Fund Advisors LP (4)	1,697,439	—	1,697,439	7.36%
1299 Ocean Avenue, Santa Monica, CA 90401

Rutabaga Capital Management (5)	1,685,232	—	1,685,232	7.31%
64 Broad Street, Boston MA 02109

Nick Cedrone (6)	1,286,138	—	1,286,138	5.58%
100 Business Park Drive, Tyngsborough, MA 01879

Barclays Global Investors, NA (7)	1,240,927	—	1,240,927	5.38%
45 Fremont Street, San Francisco, CA 94105

John H. Allen	40,228	169,813	210,041	*
Harry L. Casari	3,600	30,000	33,600	*
Robert L. Ciardella	2,000	35,000	37,000	*
James A. Donahue	92,093	458,188	550,281	2.34%
Harold Harrigian	14,607	30,000	44,607	*
Jeffrey D. Jones	602	5,938	6,540	*
Thomas G. Lightner	2,572	68,438	71,010	*
James G. McFarlane	19,038	119,689	138,727	*
Colin P. Scholefield	3	95,438	95,441	*
Charles A. Schwan	35,584	5,000	40,584	*
James P. Walsh	340	9,688	10,028	*
All directors and executive officers as a group (11 persons)	210,667	1,027,192	1,237,859	5.14%

*	Less than 1%

(1)	Shares issuable upon exercise of stock options held by directors and executive officers that were exercisable on or within 60 days of February 19, 2008.

(2)	Computed on the basis of 23,055,664 shares of common stock outstanding as of February 19, 2008, plus, with respect to each person holding options to purchase common stock exercisable within 60 days of February 19, 2008, the number of shares of common stock issuable upon exercise thereof.

(3)	According to Schedule 13G filed with the Securities and Exchange Commission on February 4, 2008 Franklin Resources, Inc. reported that Franklin Advisory Services, LLC had sole voting and dispositive power with respect to 2,020,800 and 2,068,100 shares, respectively, and no shared voting or dispositive power with respect to these shares.

(4)	According to Schedule 13G filed with the Securities and Exchange Commission on February 6, 2008, Dimensional Fund Advisors LP reported that it had sole voting and dispositive power with respect to 1,697,439 shares, respectively, and no shared voting or dispositive power with respect to these shares.

(5)	According to Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008, Rutabaga Capital Management reported that it had sole voting and dispositive power with respect to 1,165,211 and 1,685,232 shares, respectively, and shared voting power with respect to 520,021 shares.

(6)	According to Schedule 13G filed with the Securities and Exchange Commission on January 23, 2008.

(7)	According to Schedule 13G filed with the Securities and Exchange Commission on February 5, 2008, Barclays Global Investors, NA reported that its affiliated companies collectively had sole voting and dispositive power with respect to 949,492 and 1,240,927 shares, respectively, and no shared voting or dispositive power with respect to these shares.

AUDIT COMMITTEE REPORT
     The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) except to the extent that Cohu specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.
Composition
     The Audit Committee of the Board of Directors is composed of three independent directors, as defined in the Nasdaq listing standards, and operates under a written charter adopted by the Board of Directors. The current members of the Audit Committee are Harold Harrigian (Chairman), Harry L. Casari and Robert L. Ciardella.
Responsibilities
     The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of Cohu’s financial statements, Cohu’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and risk assessment and risk management. The Audit Committee manages Cohu’s relationship with its independent registered public accounting firm (who report directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receive appropriate funding, as determined by the Audit Committee, from Cohu for such advice and assistance.
     Cohu’s management has primary responsibility for preparing Cohu’s financial statements and Cohu’s financial reporting process. Cohu’s independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on (i) the conformity of Cohu’s audited financial statements with accounting principles generally accepted in the United States, and (ii) the effectiveness of Cohu’s internal control over financial reporting.
Review with Management and Independent Registered Public Accounting Firm
     In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in Cohu’s Annual Report on Form 10-K for the year ended December 29, 2007 and Cohu’s effectiveness of internal control over financial reporting, together and separately, with management and the independent registered public accounting firm. The Audit Committee also discussed with Ernst & Young LLP matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
     Ernst & Young LLP also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T. The Audit Committee discussed with Ernst & Young LLP any relationships that may impact their objectivity and independence, and satisfied itself as to Ernst & Young’s independence.
Summary
     Based upon the Audit Committee’s discussions with management and Ernst & Young LLP and the Audit Committee’s review of the representations of management, and the reports of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements be included in Cohu’s Annual Report on Form 10-K for the year ended December 29, 2007, for filing with the Securities and Exchange Commission.
     This report is submitted by the Audit Committee.

Harold Harrigian (Chairman)	Harry L. Casari	Robert L. Ciardella

PRINCIPAL ACCOUNTING FEES AND SERVICES
     The following table shows the fees billed to Cohu for the audit and other services provided by Ernst & Young LLP for the years ended December 29, 2007 and December 30, 2006.

(in thousands)	2007	2006
Audit Fees(1)	$727	$649
Audit-Related Fees(2)	22	19
Tax Fees:
Tax Compliance(3)	81	59
Tax Planning and Advice	30	13

	111	72
All Other Fees	—	—

Total	$860	$740

     The Audit Committee has established pre-approval policies and procedures concerning the engagement of Cohu’s independent registered public accounting firm to perform any services. These policies require that all services rendered by Cohu’s independent registered public accounting firm be pre-approved by the Audit Committee within specified, budgeted fee amounts. In addition to the approval of all audit fees in 2007 and 2006, 100% of the non-audit fees were pre-approved by the Audit Committee.
     The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by Cohu’s independent registered public accounting firm with associated fees up to a maximum of $10,000 for any one non-audit service, provided that the Chair shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting.

(1)	Audit fees represent fees for professional services provided in connection with the audit of Cohu’s financial statements and review of Cohu’s quarterly financial statements and audit services provided in connection with other statutory or regulatory filings. In addition, audit fees include those fees related to Ernst & Young LLP’s audit of the effectiveness of Cohu’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-related fees consisted primarily of accounting consultation services related to business acquisitions and divestitures and other attestation services.

(3)	Tax compliance fees consisted primarily of assistance with (i) preparation of Cohu’s federal, state and foreign tax returns; (ii) tax return examinations and (iii) expatriate tax return filings.
EXECUTIVE COMPENSATION AND RELATED INFORMATION
Compensation Discussion and Analysis
Overview of Compensation Program and Philosophy
     Cohu’s compensation program is intended to meet three principal objectives: (1) attract, reward and retain officers and other key employees; (2) motivate these individuals to achieve short-term and long-term corporate goals that enhance stockholder value; and (3) support Cohu’s core values and culture by promoting internal equity and external competitiveness. To meet these objectives, Cohu has adopted the following overriding policies:
•	Pay compensation that is competitive with the practices of other leading high technology companies; and

•	Pay for performance by:
-	setting challenging performance goals for our officers, and providing a short-term incentive through an incentive compensation plan that is based upon achievement of these goals; and

-	providing long-term, significant incentives in the form of restricted stock units (“RSUs”) and/or stock options in order to retain those individuals with the leadership abilities necessary for increasing long-term stockholder value while, aligning the interests of our officers with those of our stockholders.

     The above policies guide the Compensation Committee (the “Committee”) in assessing the proper allocation between long-term compensation, current cash compensation and short-term incentive compensation. Other considerations include Cohu’s business objectives, its fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive practices and trends and regulatory requirements.
     In determining the particular elements of compensation that will be used to implement Cohu’s overall compensation policies, the Committee takes into consideration a number of factors related to Cohu’s performance, such as Cohu’s earnings per share, profitability, revenue growth and business-unit-specific operational and financial performance, as well as competitive practices among our peer group.
     Cohu’s executive compensation program is overseen and administered by the Committee, which is comprised entirely of independent directors, as determined in accordance with various Nasdaq, SEC and Internal Revenue Code (“IRC”) rules.
Role of Compensation Consultant in Advising the Committee
     The Committee has the authority to engage its own independent advisors to assist in carrying out its responsibilities and has done so. During fiscal 2006, the Committee retained an independent compensation consulting firm, Compensia, to assist in reviewing and recommending certain Cohu compensation policies. The Committee plans to utilize an independent compensation consultant periodically to assess Cohu’s compensation levels and policies.
     In fiscal 2006, Compensia advised the Committee on certain aspects of executive and director compensation, including base salaries and annual and long-term incentives and participated in several meetings of the Committee and also communicated with the Committee outside of meetings. Compensia reports to the Committee rather than to management, although they met with management for purposes of gathering information on proposals that management made to the Committee. The Committee is free to replace Compensia or hire additional consultants at any time. Compensia does not provide any other services to Cohu and receives compensation only with respect to the services provided to the Committee.
Role of Management in Setting Compensation
     The Committee, on occasion, meets with Cohu’s President and Chief Executive Officer, Mr. Donahue, and/or other executives to obtain feedback and recommendations with respect to Company compensation programs, practices and packages for executives, other employees and directors. Management makes recommendations to the Committee on the base salary, cash incentive targets and equity compensation for the executive team and other employees. The Committee considers, but is not bound by and does not always accept, management’s recommendations with respect to executive compensation. The Committee has significantly changed several of management’s compensation proposals in recent years, including fiscal 2007. The Committee also periodically seeks input from its independent compensation consultant prior to making any final determinations.
     Mr. Donahue attends some of the Committee’s meetings, but the Committee also holds regular executive sessions not attended by any members of management or non-independent directors. The Committee discusses Mr. Donahue’s compensation package with him, but makes decisions with respect to Mr. Donahue’s compensation without him present. The Committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but may, if it chooses, delegate any of its responsibilities to subcommittees. The Committee has authorized Mr. Donahue to make salary adjustments and short-term cash incentive (bonus) decisions for all employees other than the named executive officers. The Committee has not delegated any of its authority with respect to the compensation of named executive officers.
Elements of Compensation
     There are six major elements that comprise Cohu’s compensation program: (i) base salary; (ii) annual incentive opportunities, including bonuses; (iii) long-term incentives, such as equity awards; (iv) deferred compensation benefits; (v) retirement benefits provided under a 401(k) plan; and (vi) executive perquisites and other benefit programs generally available to all employees. Cohu has selected these elements because each is considered useful and/or necessary to meet one or more of the principal objectives of our compensation policy. For instance, base salary and bonus target percentages are set with the goal of attracting employees and adequately compensating and rewarding them on a day-to-day basis for the time spent and the services they perform, while our equity programs are geared toward providing an incentive and reward for the achievement of long-term business objectives and retaining key talent. Cohu believes that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of our compensation program.
     The Committee reviews the compensation program on an annual basis, including each of the above elements, other than deferred compensation and retirement benefits, which are reviewed from time to time to ensure that benefit levels remain competitive but are not included in the annual determination of an executive’s compensation package. In setting compensation levels for a particular executive, the Committee takes into consideration the compensation package as a whole, and each element individually, and the executive’s past and expected future contributions to our business. With the exception of Mr. Donahue and Mr. Allen, Cohu does not have an employment or severance agreement with its executive officers. Mr. Donahue’s and Allen’s agreements are discussed below under the section entitled “Potential Payments Upon Termination Or Change In Control.”
Base Salary and Annual Incentive Opportunities
     Cohu makes base salaries and incentive bonuses a significant portion of the executive compensation package in order to remain competitive in attracting and retaining executive talent. Annual incentive bonuses are paid in order to motivate the achievement of our business goals. The Committee determines each officer’s target total annual cash compensation (salary and bonuses) after reviewing comparable compensation information from a group of similarly sized technology companies. For fiscal 2007, this review occurred in January and in prior years has occurred at other times as determined by the Committee. The peer group was selected based on recommendations from our independent compensation consultant with input from management and the Committee and included a broad range of companies in the high technology industry with whom Cohu may compete for executive talent. For fiscal 2006 and 2007, the Committee considered high technology competitors for executive talent and companies of at least a similar size and scope as Cohu, as measured by market capitalization, revenue and net income. The Committee currently intends to continue using, subject to modification, a similar group of companies for fiscal 2008. The peer group used in fiscal 2006 and 2007 consisted of the following companies:

Asyst Technologies	GSI Group
ATMI	LTX
Axcelis Technologies	Mattson Technology
Credence Systems	Photronics
Cree	Semitool
Cymer	Ultra Clean Holdings
Electro Scientific Industries	Veeco Instruments
FormFactor
     Data on the compensation practices of the above-mentioned peer group is generally gathered through searches of publicly available information, including publicly available databases. Cohu relies upon compensation surveys and information provided in various public filings to benchmark target cash compensation levels against the above peer group. Peer group data is gathered with respect to base salary, bonus targets and all equity awards (including stock options, restricted stock and restricted stock units and long-term, cash-based awards). It does not include deferred compensation benefits or generally available benefits, such as 401(k) plans or health care coverage.
     Cohu’s goal is to target base pay and total cash compensation near the median level (that is, 50th to 60th percentile) among its peer group. However, in determining base salary, the Committee also considers other factors such as job performance, skill set, prior experience, the executive’s time in his position and/or with Cohu, internal consistency regarding pay levels for similar positions or skill levels within the Company, external pressures to attract and retain talent, and market conditions generally. Base pay and target cash compensation are analyzed by management to determine variances to our compensation targets using the combination of publicly available information and survey data as described above. Mr. Donahue uses the market data in making his recommendations to the Committee for his direct reports.
     Effective in January 2007 and, after taking into consideration the above compensation targets and Mr. Donahue’s recommendations, the Committee increased the base salaries of Mr. Donahue and Mr. Allen by 5%. The base salaries of Messrs. Lightner, McFarlane and Scholefield were not increased in 2007 as their salaries were deemed to be at market as a result of their last salary increase that occurred in July 2006.
     The base salaries of Messrs. Jones and Walsh, who became named executive officers in the fourth quarter of fiscal 2007, were set at $225,000 and $195,000, respectively based on an assessment of market salaries for their positions.

     Payment of bonus amounts, and therefore total cash compensation, depends on the achievement of specified performance goals. Achievement of the targeted goals would result in total cash compensation for fiscal 2007 at approximately the targeted 50th to 60th percentile of Cohu’s peer group, which the Committee believes is an appropriate range to enable Cohu to attract and retain key personnel and to motivate our executives to meet Cohu’s business goals. As a result, the bonuses are targeted at a level that if achieved, and when combined with base salary, would typically result in total cash compensation to the executive in the 50th to 60th percentile of Cohu’s peer companies. For fiscal 2007, Mr. Donahue made recommendations to the Committee with respect to target bonus amounts, expressed as a percentage of base salary, for each of the named executive officers. These recommended bonus amounts were consistent with our intention to target total cash compensation at the 50th to 60th percentile level and were approved by the Committee as proposed.
Executive Incentive Bonus Plan
     Cohu maintains an annual incentive bonus program for senior executives to encourage and award achievement of Cohu’s business goals and to assist Cohu in attracting and retaining executives by offering an opportunity to earn a competitive level of compensation. Based on these and the objectives described above, the Committee developed and approved specific performance targets for use during fiscal 2007 under our stockholder-approved 2005 Plan, in which certain of our named executive officers listed in the 2007 Summary Compensation Table participated during fiscal 2007. The 2005 Plan covers both cash and equity related compensation paid to officers and directors.
     Incentive bonuses are paid under the 2005 Plan only if the performance goals established by the Committee for the fiscal year are achieved. The Committee establishes a bonus formula that is applied to the achieved performance. The bonus formula is based on the anticipated difficulty and relative importance of achieving the performance goals. Accordingly, the bonuses paid, if any, for any given fiscal year will vary depending on actual performance. To help achieve Cohu’s goal of retaining key talent, an executive must remain an employee for the entire fiscal 2007 year in order to be eligible for any bonus under the 2005 Plan that relates to fiscal 2007. The Committee does not have discretion to increase bonuses under the 2005 Plan, but retains the discretion to decrease bonuses paid even if the performance goals are achieved.
     Historically, bonuses have been payable in cash unless the executive has elected to defer all or part of the bonus into the Cohu, Inc. Deferred Compensation Plan.
     The Committee can choose a range of performance measures as specified in the 2005 Plan. Bonuses paid under the 2005 Plan are designed to reward progress toward and achievement of the performance goals. For fiscal 2007, the Committee determined that it would be appropriate to choose different performance measures for different executives. For fiscal 2007, the Committee chose three primary measures: (1) sales (weighted at 25%); (2) pretax income (weighted at 25%); and (3) certain other management objectives (weighted at 50%), which included, among other things, new customers, business development and acquisitions, operating performance and new products. For Mr. Donahue and Mr. Allen the sales and pretax income targets were based on Cohu, Inc. consolidated results and for the other named executive officers the sales and pretax income targets were for Cohu’s primary business, Delta Design.
     In addition, to further motivate executives to help Cohu achieve its goals in light of anticipated business conditions, the Committee determined that for the 50% portion of the bonus related to sales and pretax income, no amount would be paid under the 2005 Plan for fiscal 2007 unless Cohu achieved 70% or greater of a specified level of sales or pretax income. To ensure that the bonuses serve the objective of increasing stockholder value and because the Committee wanted to pay maximum bonuses only upon achievement of aggressive targets, the Committee determined that the maximum bonus for any officer would be payable only if actual performance significantly exceeded our targeted operating results. The Committee intentionally set a high bar, which required very strong performance to earn a maximum bonus under the 2005 Plan. Accordingly, to further reward executives for achievement of Cohu’s overall goals, if the actual 2007 results exceeded the targeted sales and pretax amounts by 20% and 50%, the portion of the bonus related to these factors would be increased by a factor of two times and three times, respectively. No named executive officer earned the maximum bonus under the 2005 Plan for fiscal 2007.
     The potential bonus for which Mr. Donahue was eligible under the 2005 Plan for fiscal 2007 ranged from zero to a maximum of 200% of his annual base salary. The potential bonus for each of the other named executive officers under the 2005 Plan ranged from zero to a maximum of 100% of his annual base salary, except for Mr. Allen, whose potential bonus ranged from zero to a maximum of 150% of his annual base salary. The 2005 Plan provides that no performance bonus may exceed $1 million in any fiscal year. As noted above, we target total compensation to the 50th to 60th percentile of our peer group companies. As a result, the target bonuses are generally determined such that the combination of the bonus and base salary meet this targeted percentile.
     The following table shows the range of the potential bonus for which each named executive officer was eligible under the executive incentive bonus plan for fiscal 2007 and the applicable performance measures (including relative weightings). Mr. Jones and Mr. Walsh are not included in the table below as they did not become named executive officers until the fourth quarter of fiscal 2007 and their bonuses were discretionary and not based on predetermined performance criteria.
Fiscal 2007 Range of Potential Bonus as a Percentage of Base Salary and Performance Measures

Range of
Potential Fiscal
2007 Bonus
	(as a % of	Fiscal 2007 Performance Measures
Named Executive Officer	Base Salary)	(and Relative Weightings)
James A. Donahue	Zero to 200%	(1) Achieve Cohu sales objective (weighted at 25%);
(2) Achieve Cohu pretax income objective, excluding certain unbudgeted expenses (weighted at 25%);
(3) Implement a strategic growth plan for Cohu that encompasses acquisitions and organic growth (weighted at 50%).

James G. McFarlane	Zero to 100%	(1) Achieve Delta Design sales objective (weighted at 25%);
(2) Achieve Delta Design pretax income objective, excluding certain unbudgeted expenses (weighted at 25%);
(3) Achieve Delta Design common objectives relating to (a) product shipments, (b) product performance, and (c) product gross margin (weighted at 25%);
(4) Achieve individual objectives relating to (a) product gross margins and (b) and cost reductions (weighted at 25%).

Colin P. Scholefield	Zero to 100%	(1) Achieve Delta Design sales objective (weighted at 25%);
(2) Achieve Delta Design pretax income objective, excluding certain unbudgeted expenses (weighted at 25%);
(3) Achieve Delta Design common objectives relating to (a) product shipments, (b) product performance, and (c) product gross margin (weighted at 25%);
(4) Achieve individual objectives relating to (a) new customers and (b) sales levels and cost reductions (weighted at 25%).

John H. Allen	Zero to 150%	(1) Achieve Cohu sales objective (weighted at 25%);
(2) Achieve Cohu pretax income objective, excluding certain unbudgeted expenses (weighted at 25%);
(3) Implement a strategic growth plan for Cohu that encompasses acquisitions and organic growth (weighted at 50%).

Thomas G. Lightner	Zero to 100%	(1) Achieve Delta Design sales objective (weighted at 25%);
(2) Achieve Delta Design pretax income objective, excluding certain unbudgeted expenses (weighted at 25%);
(3) Achieve Delta Design common objectives relating to (a) product shipments, (b) product performance, and (c) product gross margin, (weighted at 25%);
(4) Achieve individual objectives relating to (a) cost reductions, (b) supply chain management, and (c) global organization structure (weighted at 25%).

     The performance measures and their respective weightings for fiscal 2007 were chosen to reflect the named executive officer’s roles and responsibilities at Cohu. The Committee determined that a goal for Cohu’s sales and pretax income were appropriate for Mr. Donahue and Mr. Allen because this measure and the other performance measures applicable to them reflect the company-wide scope of the positions held by them. The Committee believed that these measures provided a closer correlation between the officer’s individual performance and his reward than would have been the case had the same performance measures been applied to all of the named executive officers. The performance measures that applied to Messrs. McFarlane, Scholefield and Lightner included strategic and financial objectives for the Delta Design business unit, as well as common objectives for Delta Design. The Committee determined that business unit-specific measures were more appropriate for these officers as they provided closer correlation between the executive’s performance and his reward as opposed to performance measures based on company-wide performance.
     Likelihood of Achieving Targets. Cohu did not undertake a detailed statistical analysis of how difficult it would be for Cohu and Delta Design and the named executive officers to achieve the relevant target levels of performance for each performance measure. However, both the Committee and management considered the likelihood of the achievement of target levels of performance when recommending and approving the performance measures and target bonuses. At the time the performance measures were set, the Committee believed that the goals would be challenging and difficult, but achievable with significant effort and skill. For fiscal 2007, it was expected that the target levels of performance would be particularly difficult to achieve because it would require delivery of growth in challenging market conditions, adroitly executing Cohu’s and Delta Design’s strategy, the development by Delta Design and acceptance by customers of new products, and successful entry into certain new markets in a highly competitive and volatile environment.
     Following the end of fiscal 2007, the Committee compared Cohu’s actual performance to the targeted performance for the year as specified by the Committee in early fiscal 2007, and applied the fiscal 2007 bonus formula under the 2005 Plan to this actual performance. In fiscal 2007, Cohu and Delta Design failed to meet specified performance targets for sales and pretax income and Delta Design did not achieve all of the management objectives specified by the Committee in early fiscal 2007. Applying the pre-established bonus formula to the achieved financial performance and management objectives resulted in bonuses at approximately 71% of target levels. Bonuses paid to our named executive officers under the 2005 Plan for fiscal 2007 were:

		Percentage of Salary	Percentage Below
Named Executive Officer	Amount	Earned in Fiscal 2007	Target Bonus
Mr. Donahue	$348,610	72%	28%
Mr. Jones	$59,327	34%	—
Mr. McFarlane	$71,063	34%	32%
Mr. Scholefield	$75,443	34%	32%
Mr. Walsh	$58,750	32%	—
Mr. Allen	$160,317	56%	28%
Mr. Lightner	$69,126	36%	30%
     In March 2008, the Committee set the bonus formula and performance goals that will be used to determine bonuses, if any, under the 2005 Plan for fiscal 2008. Whether any bonuses will be paid depends on actual performance during fiscal 2008 versus the predetermined goals. The individual fiscal 2008 target bonus formula for the named executive officers is the same formula as used in fiscal 2007. The individual target bonus percentages for Messrs. Donahue, McFarlane and Scholefield are the same as those used in fiscal 2007. The individual fiscal 2008 target bonus percentages for Messrs. Jones and Walsh are 50% of base salary, respectively. Messrs. Allen and Lightner are not eligible to participate in the executive incentive bonus plan in fiscal 2008 as they are no longer named executive officers.
Long-Term Incentive Compensation
     Cohu provides long-term incentive compensation through awards of stock options and RSUs that generally vest over multiple years. Cohu’s equity compensation program is intended to align the interests of our officers with those of our stockholders by creating an incentive for our officers to maximize stockholder value. The equity compensation program is also designed to encourage our officers to remain employed with Cohu despite a very competitive labor market. Cohu targets the value of its equity awards to be in the 50th percentile of the peer group mentioned above, based on the information gathered from publicly available sources.
     Equity-based incentives are granted to our officers under Cohu’s stockholder-approved 2005 Plan. All stock option grants have a per share exercise price equal to the fair market value of Cohu’s common stock on the grant date. The Committee has not granted, nor does it intend in the future to grant, equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of Cohu Common Stock, such as a significant positive or negative earnings announcement. Similarly, the Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates. Also, because equity compensation awards typically vest over a four-year period, the value to recipients of any immediate increase in the price of Cohu’s stock following a grant will be minimized.
     Our Committee regularly monitors the environment in which Cohu operates and makes changes to our equity compensation program to help us meet our goals, including achieving long-term stockholder value. In order to continue to attract and retain highly skilled employees, the Committee, based in part on recommendations from Compensia, a consulting firm engaged by the Committee, approved changes to Cohu’s equity compensation program for fiscal 2006 and subsequent years that were designed to incentivize Cohu’s employees for their hard work and commitment to the long-term success and growth of Cohu. Beginning in fiscal 2006, both stock options and RSUs were granted. Cohu granted stock options because they can be an effective tool for meeting Cohu’s compensation goal of increasing long-term stockholder value by tying the value of the stock options to Cohu’s performance in the future. Employees are able to profit from stock options only if Cohu’s stock price increases in value over the stock option’s exercise price. Cohu believes the options that were granted provide effective incentives to option holders to achieve increases in the value of Cohu’s stock. In 2006, Cohu began granting RSUs because they provide a more predictable value to employees than stock options, and therefore are efficient tools in retaining and motivating employees, while also serving as an incentive to increase the value of Cohu’s stock. RSUs may also be efficient with respect to the use of our equity plan share reserves because fewer RSU shares are needed to provide a retention and incentive value similar to stock options. In granting options and RSUs in 2007, the Committee generally used a ratio of one RSU (resulting in the potential issuance of one share of Cohu Common Stock) to stock options to purchase three shares of Cohu Common Stock. For purposes of determining the total number of options and RSUs to be granted, the Committee considers the level of accounting expense charged against Cohu earnings compared to other companies in the Cohu peer group.
     The number of options and RSUs our Committee grants to each named executive officer, and the vesting schedule for each grant, is determined based on a variety of factors, including market data collected regarding the equity grant ranges for the peer companies listed above and Cohu’s goal to award grants in line with the 50th percentile of this group, as well as the officer’s overall responsibilities.
     In December 2007, the Committee relied upon the above-mentioned factors to approve stock option and RSU awards for the named executive officers and for other employees. Management made recommendations to the Committee with respect to equity award grants based on guidelines that include award ranges for employees at specific job responsibility levels and performance ratings. The 2007 stock option and RSU awards for all employees vest at 25% per year over four years, and stock options typically have a ten-year term.
Deferred Compensation Plan
     Cohu maintains a non-qualified deferred compensation plan, the Cohu, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, Cohu corporate officers or other employees designated by the Committee, may elect to voluntarily defer up to 25% of their base salary and/or up to 100% of their incentive bonus thereby allowing the participating employee to defer taxation on such amounts.
     Cohu matches participant contributions to the Deferred Compensation Plan up to 4% of the participant’s annual salary in excess of the specified annual compensation limit allowed under the Internal Revenue Code for contributions under our 401(k) plan. The annual limit, which is indexed, was $225,000 for 2007 and is $225,000 for 2008. The Cohu matching contributions and any deemed investment earnings attributable to these contributions will be 100% vested when the participant has two years of service with Cohu. Prior to that time, such amounts are unvested. Participant contributions and deemed investment earnings are 100% vested at all times. For additional information on the Deferred Compensation Plan see “2007 Nonqualified Deferred Compensation” included elsewhere herein.

Retirement Benefits Under the 401(k) Plan, Executive Perquisites and Generally Available Benefits
     The Cohu Employees’ Retirement Plan, a tax qualified 401(k) plan, was implemented on January 1, 1978. The majority of Cohu’s employees, including the named executive officers, who are at least 21 years of age and complete six months of service are eligible to enroll in this 401(k) Plan. The participant may contribute a percentage of his or her annual compensation subject to maximum annual contribution limitations. Cohu may match participant contributions up to 4% of annual employee compensation not to exceed specified annual limits. The amounts contributed by Cohu are vested 10% after one year of participation, another 10% after two years and an additional 20% each year thereafter to the full 100%. Generally, the maximum annual amount that any participant could contribute in 2007 was $15,500 and the maximum employer matching contribution based on the 2007 IRC compensation limitation of $225,000 was $9,000.
     In fiscal 2007, the named executive officers were eligible to receive health care insurance coverage and additional benefits that are generally available to other Cohu employees. These benefits programs include the employee stock purchase plan, restricted stock unit awards, medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, business travel insurance, relocation/expatriate programs and services, educational assistance, employee assistance and certain other benefits.
     Commencing in 1989, Cohu began paying certain Cohu executive officers and certain retired board members health care related costs, including insurance premiums and non-insurance covered costs, such as drug prescription, copays and other health care costs. In fiscal 2007 Cohu paid (i) the entire cost of Mr. Donahue’s health care premiums, and (ii) out of pocket medical costs such as participant drug prescription copays and other non-insurance covered health care costs for Mr. Donahue and Mr. Allen. These medical benefits continue after retirement if certain length of service and age requirements are satisfied at the time of retirement. In fiscal 2007, Cohu also provided Messrs. Donahue, Allen, Jones, Lightner, McFarlane and Scholefield with automobile expense allowances.
     The 401(k) Plan and other generally available benefit programs allow Cohu to remain competitive for employee talent and Cohu believes that the availability of the benefit programs generally enhances employee productivity and loyalty to Cohu. The main objectives of Cohu’s benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, enhanced health and productivity and to provide support for global workforce mobility, in full compliance with applicable legal requirements. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.
     On an informal, annual basis, Cohu benchmarks its overall benefits programs against our peers. We also evaluate the competitiveness of our 401(k) Plan as related to similar plans of our peer group members by analyzing the dollar value to an employee and the dollar cost to Cohu for the benefits under the applicable plan using a standard population of employees. We analyze changes to our benefits programs in light of the overall objectives of the program, including the effectiveness of the retention and incentive features of such programs and our targeted percentile range.
     In 2007, Cohu provided certain relocation and other benefits to Mr. Lightner and Mr. McFarlane related to temporary overseas assignments. These relocations were made at the request of Cohu. These benefits, that are customary benefits provided to other employees on such assignments, included (i) housing, transportation, moving and other living expense allowances; (ii) assistance in preparation of tax returns and tax equalization such that the employee will not pay any more (or less) income tax had they not accepted the assignment.
Compensation of Chief Executive Officer
     During fiscal 2007, Mr. Donahue received a salary of $483,890. In setting Mr. Donahue’s salary, target bonus and equity compensation awards, the Committee relied on market-competitive pay data and the strong belief that the Chief Executive Officer significantly and directly influences Cohu’s overall performance. The Committee also took into consideration the overall compensation policies discussed above. As explained under “Executive Incentive Bonus Plan” above, applying the bonus formula put into place at the beginning of fiscal 2007 to Cohu’s actual performance for the year resulted in a bonus to Mr. Donahue of $348,610. Mr. Donahue was also granted (i) an option to purchase 52,750 shares of Cohu Common Stock at an exercise price of $15.50, the fair market value of Cohu Common Stock on the date of grant, and (ii) 18,417 RSUs.
Accounting and Tax Considerations
     In designing its compensation programs, Cohu takes into consideration the accounting and tax effect that each element will or may have on Cohu and the executive officers and other employees as a group. Cohu aims to keep the expense related to its compensation programs as a whole within certain levels. When determining how to apportion between differing elements of compensation, the goal is to meet Cohu’s objectives while maintaining cost neutrality. For instance, if Cohu increases benefits under one program resulting in higher compensation expense, Cohu may seek to decrease costs under another program in order to avoid compensation expense that is above the desired level. As a further example, in determining whether to grant RSUs instead of stock options, Cohu considered the accounting impact and has tried to keep the overall equity compensation cost generally the same as when Cohu granted only stock options. Cohu recognizes a charge to earnings for accounting purposes when either stock options or RSUs are granted. Since RSUs provide immediate value to employees once vested, while the value of stock options is dependent on future increases in the value of Cohu stock, Cohu may be able to realize the same retention value from a smaller number of RSUs, as compared to stock options. Cohu also considered that the 401(k) Plan and the Deferred Compensation Plan provide tax-advantaged retirement planning vehicles for our executives and took into account that Cohu generally may not take a deduction with respect to amounts deferred under the Deferred Compensation Plan until such amounts are paid out.
     In addition, Cohu has not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the IRC. Section 280G and related IRC sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of Cohu that exceeds certain limits, and that Cohu or its successor could lose a deduction on the amounts subject to the additional tax.
     In determining which elements of compensation are to be paid, and how they are weighted, Cohu also takes into account whether a particular form of compensation will be considered “performance-based” compensation for purposes of Section 162(m) of the IRC. Under Section 162(m), Cohu generally receives a federal income tax deduction for compensation paid to any of its named executive officers only if the compensation is less than $1 million during any fiscal year or is “performance-based” under Section 162(m). The 2005 Plan permits our Committee to pay compensation that is “performance-based” and thus fully tax-deductible by Cohu. Our Committee currently intends to continue seeking a tax deduction for all of Cohu’s executive compensation, to the extent we determine it is in the best interests of Cohu. The restricted stock units granted to our executive officers in 2007 do not qualify as performance-based compensation, but the stock options we grant to executives are intended to qualify as performance-based compensation under Section 162(m).
Compensation Committee Report
     The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2007. Based on such review and discussions, the Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in Cohu’s Proxy Statement for its 2008 Annual Meeting of Stockholders.
     This report is submitted by the Committee.

Harry L. Casari (Chairman)	Robert L. Ciardella	Harold Harrigian

2007 SUMMARY COMPENSATION TABLE
The following table shows compensation information for fiscal 2007 for the named executive officers.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($) (2)	($)(3)	($)(4)	($) (5)	($) (6) (7)	($)
James A. Donahue	2007	483,890	—	88,787	474,517	348,610	—	57,966	1,453,770
President and Chief Executive Officer	2006	457,010	—	30,843	516,969	531,050	—	45,495	1,581,367

Jeffrey D. Jones (8)	2007	174,239	59,327	15,873	30,556	—	—	8,962	288,957
Vice President, Finance and Chief Financial Officer

James G. McFarlane	2007	210,000	—	22,137	79,704	71,063	—	123,626	506,530
Senior Vice President	2006	204,238	—	7,685	86,579	123,727	—	79,465	501,694
Delta Design

Colin P. Scholefield	2007	220,500	—	21,702	97,813	75,443	—	15,205	430,663
Senior Vice President,	2006	214,450	—	7,685	110,857	129,913	—	14,996	477,901
Sales and Service Delta Design

James P. Walsh (8)	2007	186,126	58,750	15,686	44,238	—	—	9,076	313,876
Vice President, Manufacturing Delta Design

John H. Allen (9)	2007	285,369	—	40,972	210,891	160,317	—	20,261	717,810
Former Vice President, Finance	2006	279,929	—	15,008	228,565	243,973	—	20,645	788,120
and Chief Financial Officer

Thomas G. Lightner (10)	2007	192,773	—	21,609	97,715	69,126	—	76,768	457,991
Vice President, Operations Broadcast Microwave Services, Inc.	2006	190,086	—	7,685	100,375	115,277	—	29,321	442,744

(1)	Amounts included in this column represent discretionary cash bonuses not based on predetermined performance criteria.

(2)	Amounts shown do not reflect compensation actually received by the named executive officers. Instead, the amounts shown above are the compensation costs recognized by Cohu in fiscal 2007 and 2006 for stock awards issued in the form of restricted stock units, as determined under FAS 123R, and include amounts from awards granted in fiscal 2007 and fiscal 2006. The assumptions used to calculate the value of the stock awards and the related compensation expense are set forth in Note 5 of the Notes to Consolidated Financial Statements included in Cohu’s Annual Report on Form 10-K for the year ended December 29, 2007 filed with the Securities and Exchange Commission.

(3)	Amounts shown do not reflect compensation actually received by the named executive officers. Instead, the amounts shown above are the compensation costs recognized by Cohu in fiscal 2007 and 2006 for option awards as determined under FAS 123R and include amounts from awards granted in fiscal 2007 and prior years. The assumptions used to calculate the value of the option awards and the related compensation expense are set forth in Notes 11 and 5 of the Notes to Consolidated Financial Statements included in Cohu’s Annual Report on Form 10-K for the years ended December 31, 2005 and December 29, 2007, respectively, filed with the Securities and Exchange Commission.

(4)	Amounts consist of performance-based incentive cash bonuses received by the named executive officers earned for services rendered in fiscal 2007 and 2006. Such amounts were paid under the Cohu 2005 Equity Incentive Plan.

(5)	There are no nonqualified deferred compensation earnings reflected in this column as no named executive officer received above-market or preferential earnings on such compensation during 2007 or 2006. For further information on 2007 activity in deferred compensation accounts for named executive officers see “2007 Nonqualified Deferred Compensation” included elsewhere herein.

(6)	The amounts shown in this column reflect the following for each named executive officer:
(a)	Cohu’s matching contributions in fiscal 2007 and 2006 under the Cohu tax-qualified 401(k) plan (which is more fully described elsewhere herein under the heading “Retirement Benefits Under the 401(k) Plan, Executive Perquisites and Generally Available Benefits”).

(b)	The value attributable to life insurance benefits provided by Cohu (such amount is taxable to the recipient)

(c)	Monthly automobile expense allowance paid by Cohu (such amount is taxable to the recipient)

(d)	Payment of medical insurance premiums and non covered medical expenses for Mr. Donahue and non covered medical expenses for Mr. Allen.

(e)	Cohu’s matching contributions made in fiscal 2007 and 2006 for deferred compensation contributions made by Messrs. Allen and Donahue (which is more fully described elsewhere herein under the heading “Deferred Compensation Plan”)
The amount attributable to each such perquisite or benefit for each named executive officer does not exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits received by such named executive officer.
(7)	In addition to the items noted in footnote (6) above, the amount in this column for Messrs. McFarlane and Lightner includes certain relocation benefits, including estimated tax gross-up, for a foreign assignment. For Mr. McFarlane these benefits included a living expense allowance of $45,000 and $30,000 in fiscal 2007 and fiscal 2006, respectively. Other benefits for Mr. McFarlane, none of which exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits, consisted of home rental and use of a company automobile. For Mr. Lightner these benefits included living allowances and apartment rental costs of $40,000 in fiscal 2007. Other benefits for Mr. Lightner, none of which exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits, consisted of use of a company automobile and moving expenses.

(8)	Messrs. Jones and Walsh became named executive officers on November 2, 2007 and October 8, 2007, respectively.

(9)	Mr. Allen retired as our Vice President Finance and Chief Financial Officer effective November 2, 2007. At December 31, 2007 he was employed by Cohu as a Vice President.

(10)	During fiscal 2007 Mr. Lightner held the position of Vice President, Manufacturing, of Delta Design, Inc. and in October 2007 he assumed the role of Vice President, Operations, of Broadcast Microwave Services, Inc.

2007 GRANTS OF PLAN-BASED AWARDS
The following table shows all plan-based awards granted to the named executive officers during fiscal 2007, which ended on December 29, 2007. The option and stock awards identified in the table below are also reported in the “Outstanding Equity Awards at December 29, 2007” table included elsewhere herein.

								All Other	All Other
		Estimated Future			Estimated Future			Stock	Option	Exercise	Grant
		Payouts Under Non-			Payouts Under			Awards:	Awards:	or Base	Date Fair
		Equity Incentive			Equity Incentive			Number of	Number of	Price	Value of
		Plan Awards (1)			Plan Awards (2)			Shares of	Securities	of	Stock and
		Thres-		Maxi-	Thres-		Maxi-	Stock or	Underlying	Option	Option
	Grant	hold	Target	mum	hold	Target	mum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	($)	($)	($)	(#) (3)	(#) (4)	($/sh) (5)	($) (6)
James A. Donahue	12/4/2007	—	—	—	—	—	—	18,417	52,750	15.50	538,416
	N/A	0	486,000	972,000	—	—	—	—	—	—	—

Jeffrey D. Jones (8)	12/4/2007	—	—	—	—	—	—	5,417	13,750	15.50	149,326
	N/A	0	0	0	—	—	—	—	—	—	—

James G. McFarlane	12/4/2007	—	—	—	—	—	—	4,667	11,500	15.50	126,878
	N/A	0	105,000	210,000	—	—	—	—	—	—	—

Colin P. Scholefield	12/4/2007	—	—	—	—	—	—	2,917	6,250	15.50	74,501
	N/A	0	110,250	220,500	—	—	—	—	—	—	—

James P. Walsh (8)	12/4/2007	—	—	—	—	—	—	4,667	11,500	15.50	126,878
	N/A	0	0	0	—	—	—	—	—	—	—

John H. Allen (7)	N/A	—	—	—	—	—	—	—	—	—	—
	N/A	0	223,500	447,000	—	—	—	—	—	—	—

Thomas G. Lightner	12/4/2007	—	—	—	—	—	—	2,542	5,125	15.50	63,277
	N/A	0	98,500	197,000	—	—	—	—	—	—	—

(1)	Amounts shown are estimated possible payouts for fiscal 2007 under the executive incentive bonus plan. These amounts are based on the individual’s fiscal 2007 base salary and position. The maximum amount shown is two times the target amount for each of the named executive officers. Actual bonuses received by the named executive officers for fiscal 2007 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

(2)	The Company did not grant any equity awards where estimated future payouts are tied to performance in fiscal 2007.

(3)	The amounts reflect the number of restricted stock units awarded to each named executive officer under the Cohu 2005 Equity Incentive Plan.

(4)	The amounts reflect the number of stock options awarded to each named executive officer under the Cohu 2005 Equity Incentive Plan.

(5)	The exercise price of all stock options granted to the named executive officers is 100% of the fair market value of the shares on the grant date which is the closing price of Cohu Common Stock on December 4, 2007.

(6)	The value of the restricted stock units and stock options as of the grant date of such award as determined pursuant to FAS 123R. The option exercise price has not been deducted from the amounts indicated above. Regardless of the value ascribed to a stock option on the grant date, the actual value of the option will depend on the market value of Cohu Common Stock at such future date when the option is exercised.

(7)	No equity related grants or awards were made to Mr. Allen during fiscal 2007.

(8)	Messrs. Jones and Walsh did not participate in the non-equity incentive plan award program as they became named executive officers during the fourth quarter of fiscal 2007.

OUTSTANDING EQUITY AWARDS AT DECEMBER 29, 2007
The following table shows all outstanding equity awards held by each named executive officer at the end of fiscal 2007, which ended on December 29, 2007. The options with an expiration date of December 4, 2017 and the stock awards made in fiscal 2007 are also reported in the “2007 Grants of Plan-Based Awards” table included elsewhere herein.

	OPTION AWARDS					STOCK AWARDS
									Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
								Awards:	Market
			Equity					Number	or Payout
			Incentive					of	Value of
			Plan				Market	Unearned	Unearned
			Awards:				Value of	Shares,	Shares,
		Number of	Number of			Number	Shares or	Units or	Units or
	Number of	Securities	Securities			of Shares	Units of	Other	Other
	Securities	Underlying	Underlying			or Units	Stock	Rights	Rights
	Underlying	Unexercised	Unexercised			of Stock	That	That	That
	Unexercised	Options	Unearned	Option	Option	That Have	Have Not	Have Not	Have Not
	Options (#) (1)	(#) (1)	Options	Exercise	Expiration	Not	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#) (2)	Price ($)	Date	Vested (#)	($) (3)	(#) (2)	($) (2)
James A. Donahue	30,000	—	—	17.88	4/16/2008	—	—	—	—
	60,000	—	—	12.07	3/10/2009	—	—	—	—
	60,000	—	—	13.88	10/20/2010	—	—	—	—
	70,000	—	—	18.20	1/23/2012	—	—	—	—
	70,000	—	—	14.27	1/28/2013	—	—	—	—
	52,501	17,499	—	17.50	4/19/2014	—	—	—	—
	55,000	55,000	—	16.89	1/6/2015	—	—	—	—
	15,688	47,062	—	16.40	8/17/2016	16,312	251,042	—	—
	—	52,750	—	15.50	12/4/2017	18,417	283,438	—	—

Jeffrey D. Jones	3,750	3,750	—	20.47	7/6/2015	—	—	—	—
	2,188	6,562	—	16.40	8/17/2016	2,812	43,277	—	—
	—	13,750	—	15.50	12/4/2017	5,417	83,368	—	—

James G. McFarlane	20,000	—	—	12.07	3/10/2009	—	—	—	—
	30,000	—	—	13.88	10/20/2010	—	—	—	—
	20,000	—	—	14.68	10/2/2011	—	—	—	—
	20,000	—	—	11.66	10/14/2012	—	—	—	—
	15,000	—	—	18.35	12/11/2013	—	—	—	—
	11,251	3,749	—	15.04	10/27/2014	—	—	—	—
	3,438	10,312	—	16.40	8/17/2016	4,062	62,514	—	—
	—	11,500	—	15.50	12/4/2017	4,667	71,825	—	—

Colin P. Scholefield	6,000	—	—	10.82	12/15/2008	—	—	—	—
	6,000	—	—	12.07	3/10/2009	—	—	—	—
	20,000	—	—	14.68	10/2/2011	—	—	—	—
	25,000	—	—	11.66	10/14/2012	—	—	—	—
	20,000	—	—	18.35	12/11/2013	—	—	—	—
	15,000	5,000	—	15.04	10/27/2014	—	—	—	—
	3,438	10,312	—	16.40	8/17/2016	4,062	62,514	—	—
	—	6,250	—	15.50	12/4/2017	2,917	44,893

James P. Walsh	5,000	2,500	—	17.30	6/15/2014	—	—	—	—
	2,500	1,250	—	15.04	10/27/2014	—	—	—	—
	2,188	6,562	—	16.40	8/17/2016	2,812	43,277	—	—
	—	11,500	—	15.50	12/4/2017	4,667	71,825	—	—

	OPTION AWARDS					STOCK AWARDS
									Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
								Awards:	Market
			Equity					Number	or Payout
			Incentive					of	Value of
			Plan				Market	Unearned	Unearned
			Awards:				Value of	Shares,	Shares,
		Number of	Number of			Number	Shares or	Units or	Units or
	Number of	Securities	Securities			of Shares	Units of	Other	Other
	Securities	Underlying	Underlying			or Units	Stock	Rights	Rights
	Underlying	Unexercised	Unexercised			of Stock	That	That	That
	Unexercised	Options	Unearned	Option	Option	That Have	Have Not	Have Not	Have Not
	Options (#) (1)	(#) (1)	Options	Exercise	Expiration	Not	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#) (2)	Price ($)	Date	Vested (#)	($) (3)	(#) (2)	($) (2)
John H. Allen (4)	20,000	—	—	21.75	1/29/2008	—	—	—	—
	10,000	—	—	12.07	3/10/2009	—	—	—	—
	25,000	—	—	13.88	10/20/2010	—	—	—	—
	30,000	—	—	18.20	1/23/2012	—	—	—	—
	30,000	—	—	14.27	1/28/2013	—	—	—	—
	22,501	7,499	—	17.50	4/19/2014	—	—	—	—
	25,000	25,000	—	16.89	1/6/2015	—	—	—	—
	7,313	21,937	—	16.40	8/17/2016	7,937	122,150	—	—

Thomas G. Lightner	10,000	—	—	14.00	4/4/2011	—	—	—	—
	5,000	—	—	14.68	10/2/2011	—	—	—	—
	15,000	—	—	11.66	10/14/2012	—	—	—	—
	20,000	—	—	18.35	12/11/2013	—	—	—	—
	15,000	5,000	—	15.04	10/27/2014	—	—	—	—
	3,438	10,312	—	16.40	8/17/2016	4,062	62,514	—	—
	—	5,125	—	15.50	12/4/2017	2,542	39,121	—	—

(1)	All stock options listed above vest at a rate of 25% per year over the first four years of the five or ten-year option term.

(2)	The Company has not granted any performance-based equity incentive awards.

(3)	Based on a closing price of Cohu’s Common Stock of $15.39 as reported on the Nasdaq Global Select Market on December 28, 2007.

(4)	Mr. Allen retired as our Vice President Finance and Chief Financial Officer effective November 2, 2007. At December 31, 2007 he was employed by Cohu as a Vice President.

2007 OPTION EXERCISES AND STOCK VESTED
The following table shows all stock options exercised and the value realized upon exercise and all stock awards vested and the value realized upon vesting by the named executive officers during fiscal 2007 which ended on December 29, 2007.

	Option Awards		Stock Awards
			Number
	Number	Value	of Shares
	of Shares	Realized	Acquired	Value
	Acquired on	on Exercise	on Vesting	Realized on
Name	Exercise (#)	($) (1)	(#) (2)	Vesting ($) (3)
James A. Donahue	20,000	149,800	5,438	112,729
Jeffrey D. Jones	—	—	938	19,445
James G. McFarlane	—	—	1,355	28,089
Colin P. Scholefield	15,000	83,250	1,355	28,089
James P. Walsh	—	—	938	19,445
John H. Allen	20,000	149,600	2,646	54,852
Thomas G. Lightner	—	—	1,355	28,089

(1)	Based on the difference between the market price of Cohu’s Common Stock on the date of exercise and the exercise price, multiplied by the number of shares for which the option was exercised.

(2)	Number of shares acquired on vesting is before reduction for shares withheld to cover tax withholding. Cohu withheld the following number of shares for tax withholding: Mr. Donahue 1,945 shares; Mr. Jones 336 shares; Mr. McFarlane 485 shares; Mr. Schofield 359 shares; Mr. Walsh 336 shares; Mr. Allen 946 shares; Mr. Lightner 485 shares.

(3)	The value realized equals the number of units that vested multiplied by the per-share closing price of Cohu Common Stock on the vesting date. Amounts presented are gross amounts before required tax withholding.
2007 NONQUALIFIED DEFERRED COMPENSATION
     The Deferred Compensation Plan, as summarized in the Compensation Discussion and Analysis above, permits eligible participants to defer compensation from salary and bonuses. The Deferred Compensation Plan limits the amount of participant deferrals to 25% of salary and 100% of bonuses. Cohu also makes matching contributions as summarized in the Compensation Discussion and Analysis.
     Participant and employer contributions, distributions and deemed investment earnings and losses are accumulated in individual deferral investment accounts as established by the Deferred Compensation Plan. The deemed investment gains or losses credited to a participant’s account are based on investment elections made by the participant from prescribed mutual fund investment options. The table below shows the current investment options selected by participants in the Deferred Compensation plan and the annual rate of return for fiscal 2007, as reported by the administrator of the Deferred Compensation Plan.

Name of Fund	Rate of Return
Fidelity VIP Growth	26.08%
T. Rowe Price Large Cap Growth	8.62%
Fidelity VIP Equity-Income	0.82%
Harris Oakmark Focused Value	(7.49)%
FI Mid Cap Opportunities	7.57%
T. Rowe Price Small Cap Growth	9.09%
MFS Research International	12.81%
Morgan Stanley EAFE Index	10.04%
     Participants may elect to receive payment of their deferral account in ten or fifteen annual installments upon retirement and in lump sum or five, ten or fifteen annual installments upon disability, death, termination or change in control, as defined in the Deferred Compensation Plan.

The following table shows certain information for fiscal 2007 for the named executive officers under the Deferred Compensation Plan.

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance
	In Last Fiscal	in Last Fiscal	in Last Fiscal	Withdrawals/	at Last Fiscal
Name	Year ($) (1)	Year ($) (1)	Year ($) (2)	Distributions ($)	Year-End ($) (3)
James A. Donahue	150,000	9,480	138,324	—	1,648,567
John H. Allen	30,000	2,374	2,275	—	236,092
Jeffrey D. Jones	—	—	—	—	—
Thomas G. Lightner	—	—	—	—	—
James G. McFarlane	—	—	—	—	—
Colin P. Scholefield	—	—	—	—	—
James P. Walsh	—	—	—	—	—

(1)	Executive and Cohu contributions in fiscal 2007 reflect amounts paid in fiscal 2007 based on compensation earned in 2006. Amounts attributable to 2007 compensation will be paid in 2008 and are not reflected in the amounts noted above. Cohu contributions to be made in 2008 for 2007 compensation deferred are $10,356 for Mr. Donahue and $2,415 for Mr. Allen and these amounts are included in the “All Other Compensation” column for fiscal 2007 in the “2007 Summary Compensation Table” included elsewhere herein.

(2)	Aggregate earnings reflect the net gains and losses on mutual fund investment options as provided for under the Cohu Deferred Compensation Plan. These amounts are not included in the 2007 Summary Compensation table as such amounts are not deemed above-market or preferential earnings.

(3)	The aggregate balance is included in accrued compensation and benefits in the Cohu December 29, 2007 Consolidated Balance Sheet included in the 2007 Cohu Annual Report on Form 10-K.
EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information with respect to equity awards under Cohu’s equity compensation plans at December 29, 2007:

Number of securities
available for future
	Number of securities	Weighted average	issuance under equity
	to be issued upon	exercise price of	compensation plans
	exercise of outstanding	outstanding options,	(excluding securities
Plan category	options, warrants and	warrants and rights	reflected in column (a))
(In thousands, except per share amounts)	rights (a) (1)	(b) (2)	(c)

Equity compensation plans approved by security holders	2,729	$15.97	1,621 (3)
Equity compensation plans not approved by security holders	—	—	—

	2,729	$15.97	1,621

(1)	Includes options and restricted stock units (RSUs) outstanding under Cohu’s equity incentive plans, as no stock warrants or other rights were outstanding as of December 29, 2007.

(2)	The weighted average exercise price of outstanding options, warrants and rights does not take RSUs into account as RSUs have a de minimus purchase price.

(3)	Includes 602,019 shares of common stock reserved for future issuance under the Cohu 1997 Employee Stock Purchase Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     None of the Compensation Committee’s members have, at any time, been an officer or employee of Cohu. During fiscal 2007, no member of the Compensation Committee had any relationship with Cohu requiring disclosure under Item 404 of Regulation S-K. None of Cohu’s executive officers serves, or in fiscal 2007 has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on Cohu’s Board or Compensation Committee.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
     Cohu has entered into Termination Agreements with Mr. Donahue and Mr. Allen pursuant to which those executives would be entitled to a payment in the event of a termination of employment for specified reasons following a change in control of Cohu. For this purpose, a change in control of Cohu means (i) a merger or consolidation of Cohu with or into another entity (except with a wholly owned subsidiary) without regard to whether Cohu or the other party is the surviving entity; (ii) a sale by Cohu of all or substantially all of its assets; (iii) the acquisition of beneficial ownership of a majority of the outstanding voting stock of Cohu by any person, entity or affiliated group; (iv) a change in the majority of the directors of Cohu within a period of thirty (30) consecutive months resulting in whole or in part from the election of persons who were not management nominees or (v) any other agreement or event that has substantially the same effect on control of Cohu. Termination of employment for purposes of these agreements means a discharge of the executive within five (5) years of the change in control event, other than for specified causes including death, disability, wrongful acts, habitual intoxication, habitual neglect of duties or normal retirement. Termination also includes resignation following the occurrence of an adverse change in the executive’s position, duties, compensation or work conditions. The amount of the payment, excluding any payment for accrued and unused vacation pay that would be paid to any employee upon termination, is the sum equal to three times the average annual taxable compensation paid to the executive over the most recent five years ending before the date of the change in control. Such amount is limited to that amount which would not result in an “Excess Parachute Payment” under IRC Section 280G. The amounts payable under the agreements may change from year to year based on the executive’s compensation. In the event of a termination as of December 29, 2007 following a change in control, the amounts payable to Mr. Donahue and Mr. Allen would have been approximately $1,808,000 and $1,538,000, respectively.
     Upon termination as of December 29, 2007, Mr. Donahue and his spouse would have been entitled to receive health care benefits with an estimated lump-sum present value of $374,000 as of December 29, 2007. In addition, the Deferred Compensation Plan provides that payment of the participant’s account balance shall commence within thirty (30) days of a change in control, as defined in the Deferred Compensation Plan. The payment of the deferred compensation account balance would be in accordance with the payment method selected by the participant (i.e. lump sum, or five, ten or fifteen annual installments).
     The 2005 Plan provides that in the event of a change in control, as defined in the 2005 Plan, should the acquiring corporation not assume or substitute for the outstanding equity awards of Cohu, the exercisability and vesting of all such equity awards will be accelerated, effective as of a date prior to the change in control. The intrinsic value of unexercisable in-the-money equity awards, representing the difference between the exercise price of the award and $15.39, the closing price of Cohu’s Common Stock on December 28, 2007, but prior to the payment of associated taxes, held by Messrs. Donahue, Jones, McFarlane, Scholefield, Walsh, Allen and Lightner as of December 29, 2007 was approximately $534,000, $127,000, $136,000, $109,000, $115,000, $122,000, $103,000 respectively.
     Other than as described above, there are no other benefits or payments that would be paid to the Cohu named executive officers upon resignation, severance, retirement, termination or a change in control.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
     The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is Cohu’s preference to avoid related party transactions.
     Cohu’s Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which such approval is required under applicable law, including SEC and Nasdaq rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which Cohu is a participant and in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, director or director nominee of Cohu;

•	any person who is known to be the beneficial owner of more than 5% of Cohu’s Common Stock;

•	any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of Cohu’s Common Stock;

•	any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.
     In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to Cohu’s Code of Business Conduct and Ethics. Under this Code, directors, officers and all other employees are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. Cohu’s Corporate Governance Guidelines require a director to promptly disclose to the Board any potential or actual conflict of interest. Under these Guidelines, the Board will determine an appropriate resolution on a case-by-case basis. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.
     All related party transactions shall be disclosed in Cohu’s applicable filings with the Securities and Exchange Commission as required under SEC rules.
     There were no such reportable relationships or related party transactions during fiscal 2007.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires that Cohu’s executive officers, directors and persons who own more than 10% of a registered class of Cohu’s equity securities, file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish Cohu with copies of all Section 16(a) forms they file.
     Based solely upon its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, Cohu believes that during the year ended December 29, 2007 its executive officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them.
OTHER MATTERS
     The Board of Directors is unaware of any other business to be presented for consideration at the Meeting. If, however, such other business should properly come before the Meeting, the proxies will be voted in accordance with the best judgment of the proxy holders. The shares represented by proxies received in time for the Meeting will be voted and if any choice has been specified the vote will be in accordance with such specification.
STOCKHOLDER PROPOSALS — 2009 ANNUAL MEETING
     Stockholders are entitled to present proposals for action, including nominations for candidates for membership on Cohu’s Board of Directors, at a forthcoming stockholders’ meeting if they comply with the requirements of the proxy rules and Cohu’s Bylaws. Any proposals intended to be presented at the 2009 Annual Meeting of Stockholders of Cohu must be received at Cohu’s offices on or before December 8, 2008 in order to be considered for inclusion in Cohu’s proxy statement and form of proxy relating to such meeting.
     If a stockholder intends to submit a proposal at the 2009 Annual Meeting of Stockholders of Cohu, which proposal is not intended to be included in Cohu’s proxy statement and form of proxy relating to such Meeting, the stockholder should provide Cohu with appropriate notice no later than December 8, 2008. If Cohu fails to receive notice of the proposal by such date, any such proposal will be considered untimely, Cohu will not be required to provide any information about the nature of the proposal in its proxy statement, and the proposal will not be submitted to the stockholders for approval at the 2009 Annual Meeting of Stockholders of Cohu.

ANNUAL REPORT ON FORM 10-K
     Copies of Cohu’s Annual Report on Form 10-K for the year ended December 29, 2007, as filed with the SEC are available to stockholders without charge upon written request addressed to Investor Relations, Cohu, Inc., 12367 Crosthwaite Circle, Poway, California 92064. The Annual Report on Form 10-K is also available at www.cohu.com and www.sec.gov.

By Order of the Board of Directors,

Thomas L. Green
Secretary
Poway, California
April 7, 2008

PROXY
COHU, INC.
Annual Meeting of Stockholders — May 13, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints CHARLES A. SCHWAN, JAMES A. DONAHUE and JEFFREY D. JONES, and each of them, with full power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Cohu, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Cohu to be held May 13, 2008 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.
(Continued, and to be marked, dated and signed, on the other side).

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲
You can now access COHU, INC. account online.
     Access your Cohu, Inc. shareholder/stockholder account online via Investor ServiceDirect® (ISD).
     The transfer agent for Cohu, Inc., now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends
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THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

		FOR ALL	WITHHELD FOR ALL	*EXCEPTIONS
1.	ELECTION OF DIRECTORS	☐	☐	☐
Nominees:
01 Robert L. Ciardella
02 Charles A. Schwan
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)
*Exceptions

		FOR	AGAINST	ABSTAIN
2.	TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS COHU’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008	☐	☐	☐

Signature(s) x	Dated:	, 2008

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

▲FOLD AND DETACH HERE▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to May 13, 2008.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET
http://www.proxyvoting.com/cohu
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy in hand when you call, and follow the instructions.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor SeviceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
You can view the Annual Report and Proxy Statement
on the internet at: www.cohu.com